Exhibit 19.1

QUINSTREET, INC.

POLICY AGAINST TRADING ON THE BASIS
OF INSIDE INFORMATION

Background & Purpose of Policy

Trading securities while in possession of material non-public information (“Inside Information”), or tipping others who then trade securities (“tippees”) while in possession of Inside Information, is considered “insider trading” and is against the law. The purpose of this policy is to help ensure compliance with the law and to avoid actual or perceived insider trading.

Scope of Policy

This policy applies to all officers, directors, employees of, or consultants or contractors to, QuinStreet, Inc. and its subsidiaries (collectively, the “Company”), as well as family members of such persons, entities controlled by such persons or family members of such persons, and others, in each case where such persons have or may have access to Inside Information (“Company Insiders”).

Insider trading laws continue to apply to transactions in securities even after termination of the insider relationship with the Company. Company Insiders in possession of Inside Information are prohibited from trading in the Company’s securities or “tipping” others of such Inside Information until the Inside Information has been broadly disseminated to the public, such as through a Company press release or filing with the Securities and Exchange Commission (the “SEC”), or is no longer material.

Statement of Policy

It is the Company’s policy that no Company Insider shall (a) trade in the Company’s securities while in possession of Inside Information; or (b) disclose Inside Information to others where such others could trade in the Company’s securities while in possession of such Inside Information. Trading in the Company’s securities includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds), and includes increasing or decreasing investment in the Company’s securities through a retirement account. To avoid the risk or appearance of insider trading, all Company Insiders are prohibited from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s securities at any time, even in the absence of Inside Information. Company Insiders are also prohibited from holding Company securities in margin accounts or pledging company securities as collateral for a loan. Please note that purchasing or acquiring Company securities directly from the Company (e.g., through the exercise of stock options or settlement of RSUs) is not covered by this policy and may take place even while in possession of Inside Information. The subsequent sale or other disposition of such securities, however, is fully subject to this policy.

Additionally, the Company recognizes that, in the ordinary course of business, Company Insiders may have legitimate business needs to disclose confidential Company information to third parties such as clients, suppliers, etc. Disclosing such information is permitted and does not constitute a violation of this policy where the disclosure is necessary or appropriate in the context of the business with the third party and where a non-disclosure agreement is in place between the Company and the third party.

There are no exceptions to this policy, even for situations that may seem necessary or justifiable (such as making a mortgage payment or for an emergency expenditure) or involving small transactions. Additionally, if Inside Information is inadvertently disclosed – no matter the circumstances – the person making or discovering that disclosure should immediately report the disclosure to the Company’s General Counsel.

Discussion

During the course of working with the Company, Company Insiders may receive Inside Information about the Company or about other publicly-traded companies. Because of access to this information, Company Insiders may be in a position to profit financially by buying, selling, or in some other way dealing in the Company’s securities or the securities of another publicly-traded company, or to disclose such information to a third party who does so (a “tippee”).

For a Company Insider to use such information to gain personal benefit, or to pass on, or “tip,” the information to someone who does so, is illegal. There is no “de minimis” test. Use of Inside Information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance as well as the fact of insider trading in securities be avoided.

As a practical matter, it is sometimes difficult to determine whether you possess Inside Information. The key to determining whether nonpublic information about a public company is “Inside Information” is whether dissemination of the information would be likely to affect the market price of a company’s stock or would be likely to be considered important by investors who are considering buying or selling a company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material.

If you possess Inside Information, you must refrain from trading in a company’s securities, advising anyone else to do so, or communicating the information to anyone else until you know that the information has been broadly disseminated to the public, such as through a Company press release or filing with the SEC.

Although by no means an all-inclusive list, information about the following items may be considered to be Inside Information until it is publicly disseminated in a press release or SEC filing:

(a)
financial results or forecasts;

(b)
significant changes in the prospects and key performance indicators of the Company;
(c)
gain or loss of a significant customer or a significant change in the purchasing behavior of an existing customer;
(d)
changes in pricing or discount policies;
(e)
major new service or product offerings or new client verticals;
(f)
acquisitions or dispositions;
(g)
pending public or private sales of debt or equity securities or declaration of a stock split;
(h)
top management or control changes;
(i)
significant cyber security or data protection events;
(j)
significant write-offs, changes in accounting treatment or effective tax rates;
(k)
significant litigation; or
(l)
impending bankruptcy.

Gifts of Securities

Gifts of Company securities should only be made (i) when you are not in possession of Inside Information and (ii) inside an open trading window pursuant to the Company’s Trading Window and Trade Pre-Clearance Policy. Gifts of Company securities are otherwise subject to this policy.

Related Policies

1.
Trading Window and Trade Pre-Clearance Policy. Under our Trading Window and Trade Pre-Clearance Policy applicable to all employees and directors, employees and directors are required to limit their transactions in the Company’s securities to certain defined time periods following public dissemination of quarterly and annual financial results. In addition, because directors and officers of the Company are the most visible to the public and are most likely, in the view of the public and applicable regulators, to possess Inside Information about the Company, we require that any director, officer (Vice President or above), Controller or Assistant General Counsel of the Company notify the General Counsel and receive pre-approval prior to engaging in transactions in the Company’s securities.
2.
Rule 10b5-1 Trading Plan Guidelines. Transactions in Company securities pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, have an affirmative defense against insider trading violations. The adoption, amendment, suspension or termination of any such written trading plan is subject to certain requirements and limitations described in the Company’s Rule 10b5-1 Trading Plan Guidelines.

Conclusion

Anyone who effects transactions in the Company’s securities or the securities of other public companies (or provides information to enable others to do so) on the basis of Inside Information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. Any employee who has questions about these matters should speak with his or her own attorney or the Company’s General Counsel.

Amended and Restated on July 30, 2024